Exhibit 10.25
FIRST AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT
          This First Amendment to Severance Compensation Agreement (this “First Amendment”), dated as of the 1st day of July, 2005, is by and between LIN Television Corporation, a Delaware corporation (the “Company”), and John S. Viall, Jr. (the “Employee”).
W I T N E S S E T H:
          WHEREAS, the Company and Employee are parties to that certain Severance Compensation Agreement, dated as of June 1, 2003 (the “Agreement”).
          WHEREAS, the Company believes it is in its best interest to reinforce and encourage Employee’s continued disinterested attention and undistracted dedication in the potentially disturbing circumstances of a possible change in control of the Company; and
          WHEREAS, the parties desire to amend the Agreement upon the terms contained herein;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Employee each agree as follows:
          1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Severance Agreement.
          2. Amendment to Paragraph (i)(D)) of Definition of Good Reason. Paragraph (D) of paragraph (i) of the definition of the term “Good Reason” in Section 1 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new paragraph (D) of paragraph (i) of the definition of “Good Reason” for purposes of the Agreement:
Employee’s duties, authority and responsibilities or, in the aggregate, the program of retirement and welfare benefits offered to Employee, are materially and adversely diminished, in comparison to the duties, authority, and responsibilities or the program of benefits, in the aggregate, enjoyed by Employee immediately prior to the Change in Control, or Employee is demoted from the position that he held immediately prior to such Change in Control; provided, however, that if, subsequent to a Change in Control, the Employee maintains the same duties, authority and responsibility that he held prior to such Change in Control, the requirement that the Employee report to officers or the board of parent companies shall not of itself constitute “Good Reason” unless such officers or board take actions that materially and adversely interfere with the business decisions of Employee with respect to those business matters otherwise subject to his duties, authority and responsibilities.

          3. Amendment to Paragraph (i)(E) of Definition of Good Reason. Paragraph (E) of paragraph (i) of the definition of the term “Good Reason” in Section 1 of the Agreement shall be deleted in its entirety and, in order to maintain the sequential numbering of the paragraphs in such definition, the following shall be inserted in lieu thereof and shall constitute the new paragraph (E) of paragraph (i) of the definition of “Good Reason” for purposes of the Agreement: “[Reserved.]”
          4. Amendment to Section 2(a) of the Agreement. Section 2(a) of the Agreement shall be deleted in its entirely and the following shall be inserted in lieu thereof and shall constitute the new Section 2(a) of the Agreement:
Subject to Section 2(b) hereof, a “Severance Compensation Trigger” shall occur in the event that during the period commencing on the date on which a Change in Control first occurs and ending on the date thirty-six (36) months thereafter Employee’s employment is terminated as follows:
               (i) by the Company without Cause; or
               (ii) by Employee for Good Reason; or
               (iii) by the Company with Cause solely for the reason of Unsatisfactory Performance and solely in the event that as of the Date of Termination (A) Gary R. Chapman is no longer the CEO or president of the Company and (B) the Company shall have failed to do each of the following:
                    (1) delivered to Employee a written notice and demand for performance of Employee’s duties with the Company (“Special Notice”), which Special Notice is executed by an officer of the Company and specifically describes the manner in which Employee has not performed Employee’s duties;
                    (2) in the event that not less than ten (10) business days following the date of the foregoing Special Notice Employee shall have delivered to the Company a written request for an opportunity to be heard in respect of the matters set forth in such Special Notice, the Company shall have provided such opportunity to be heard within thirty (30) days of such written request.
          5. Amendment to Section 3(a)(i) of the Agreement. Section 3(a)(i) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(a)(i) of the Agreement:
(i) In lieu of any further salary or bonus payments to the Employee for periods subsequent to the Date of Termination, the Company shall pay to the Employee not later than the tenth day following the Date of Termination a lump sum severance payment equal to the sum of:
(A)	amount equal to three times (3x) the Employee’s annual base salary in effect on the Date of Termination (the “Base Salary”); and

(B)	an amount equal to three times (3x):

(1) the amount of the highest bonus compensation paid to the Employee with respect to the last three complete fiscal years, and

(2) the contribution, if any, paid by the Company for the benefit of the Employee to any 401(k) Plan in the last complete fiscal year.
          6. Amendment to Section 3(a)(ii) of the Agreement. Section 3(a)(ii) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(a)(ii) of the Agreement:
The Company shall provide the Employee for a period commencing on the Date of Termination and ending on the earlier of the third anniversary of the Date of Termination or the Employee’s death (the “Benefits Period”), life, health, disability and accident insurance benefits and the package of “Employee benefits” substantially similar, individually and in the aggregate, to those which the Employee was receiving immediately prior to the Notice of Termination, or immediately prior to a Change in Control, if greater, including without limitation, transfer of title of a company automobile, medical, dental, vision, life and pension benefits, as if Employee were continuing as an employee of the Company during the Benefits Period, provided, however, that with respect to the provision of insurance benefits during the Benefits Period, Employee shall be obligated to continue to pay that proportion of premiums paid by the Employee immediately prior to such Notice of Termination or Change in Control, as applicable. The Company shall apply the statutory health care continuation coverage (“COBRA”) provisions as if the Employee were a full-time employee of the Company during the Benefits Period, with the result that (y) the Employee’s spouse and dependents shall be eligible for continued health insurance coverage that is in all respects equivalent to COBRA coverage (“COBRA-Equivalent Coverage”) if an event occurs during the Benefits Period that would have been a “qualifying event” under COBRA had the Employee been an employee of the Company, and (z) the Employee and the Employee’s spouse and dependents shall be eligible for COBRA-Equivalent coverage at the expiration of the Benefits Period and for a period of three years thereafter as if the Employee’s employment with the Company had terminated on the last day of the Benefits Period.

          7. Amendment to add Section 3(a)(iii) of the Agreement. Immediately following Section 3(a)(ii) of the Agreement, there shall be added the following, which shall constitute Section 3(a)(iii) of the Agreement:
With respect to all stock options and stock awards granted to the Employee under the Amended and Restated 2002 Stock Plan of LIN TV (collectively, the “Options and Awards”) which are not otherwise exercisable or vested on the Date of Termination, such Options and Awards shall be deemed vested and exercisable immediately as of the Date of Termination.
          8. Amendment to Section 3(b) of the Agreement. Section 3(b) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(b) of the Agreement:
(b) Notwithstanding anything to the contrary contained herein:
          (i) If the Severance Compensation under this Section 3, either alone or together with other payments to the Employee from the Company (or any portion of such aggregate payment) would constitute an “excess parachute payment” (as defined in Section 280G of the Code), the Severance Compensation shall be reduced to the largest amount that will result in no portion of the payments under this Section 3 being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.
          (ii) If Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, or any successor thereto or as such may be amended hereafter (“Section 409A”), to the extent necessary to satisfy the requirements of Section 409A, any portion of the Severance Compensation under this Section 3 that shall constitute deferred compensation within the meaning of Section 409A shall not be due and payable to Employee until the date that is six (6) months after the Date of Termination.
          9. Joinder of LIN TV for Purposes of Section 3(a)(iii) of the Agreement. By executing this First Amendment, LIN TV agrees to be, and shall be deemed to be, a party to, and be bound by, the Agreement for purposes of Section 3(a)(iii) of the Agreement (as amended by this First Amendment).
          10. Reaffirmation of the Severance Agreement. Except as expressly provided herein, the Agreement is not amended, modified or affected by this First Amendment, and the Agreement and the rights and obligations of the parties hereto thereunder are hereby ratified and confirmed by the parties in all respects.
          11. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

LIN Television Corporation		Employee

By:	/s/ Denise M. Parent	By:	/s/ John S. Viall, Jr.
	Denise M. Parent		John S. Viall, Jr.
Vice President-Deputy General
Counsel
For purposes of Section 9 of this First Amendment (and Section 3(a)(iii) of the Agreement, as amended hereby):

LIN TV Corp.

By:	/s/ Denise M. Parent
Denise M. Parent
Vice President-Deputy General Counsel